Exhibit 3.480

Arkansas Secretary of State – Document No.: 10491630003 – Date Filed: 03-13-2009 11:12 AM Total Pages: 1

Arkansas Secretary of State
State Capitol • Little Rock, Arkansas 72201-1094
Charlie Daniels	501-682-3409 • www.sos.arkansas.gov
Business & Commercial Services, 250 Victory Building, 1401 W. Capitol, Little Rock

Instructions: File with the Secretary of State’s Business and Commercial Services division, State Capitol, Little Rock, Arkansas 72201-1094. A copy will be returned after filing has been completed.

PLEASE TYPE OR CLEARLY PRINT IN INK

ARTICLES OF ORGANIZATION

The undersigned authorized manager or member or person forming this Limited Liability Company under the Small Business Entity Tax Pass Through Act, Act 1003 of 1993, adopts the following Articles of Organization of such Limited Liability Company:

First:	The Name of the Limited Liability Company is:

Van Buren H.M.A., LLC

Must contain the words “Limited Liability Company,” “Limited Company,” or the abbreviation “L.L.C.,” “L.C.,” “LLC,” or “LC.” The word “Limited’’ may be abbreviated as “Ltd.,” and the word “Company” may be abbreviated as “Co.” Companies which perform Professional Service MUST additionally contain the words “Professional Limited Liability Company,” “Professional Limited Company,” or the abbreviations “P.L.L.C.,” “P.L.C.,” “PLLC,” or “PLC” and may not contain the name of a person who is not a member except that of a deceased member. The word “Limited” may be abbreviated as “Ltd.” and the word “Company” may be abbreviated as “Co.”

Second:	Address of principal place of business of the Limited Liability Company (which may be, but need not be, the place of business) shall be:

5811 Pelican Bay Blvd., Suite 500, Naples, FL 34108

Third:	The name of the registered agent and the physical registered office address of said agent shall be:
The Corporation Company, 124 West Capitol Avenue, Suite 1900, Little Rock, AR 72201

(a) Acknowledgment and acceptance of appointment MUST be signed. I hereby acknowledge and accept the appointment of registered agent for and on behalf of the above named Limited Liability Company.

    The Corporation Company

Please sign here

Fourth: If the management of this company is vested in a manager or managers, a statement to that effect must be included in the space provided or by attachment:

The company will be manager managed.

Please type or print clearly in ink the name of the person(s) authorized to execute this document.

Timothy R. Parry

I understand that knowingly signing a false document with the intent to file with the Arkansas Secretary of State is a Class C misdemeanor and is punishable by a fine up to $100.00 and/or imprisonment up to 30 days.

Signature of authorized manager, member, or person forming this Company: /s/ Timothy R. Parry

Filing Fee $50.00 payable to Arkansas Secretary of State	LL-01 Rev. 4/06